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                                                                      EXHIBIT 5

                         [HAYTHE & CURLEY LETTERHEAD]

                                          March 24, 1997
Ramsay Health Care, Inc.
One Alhambra Plaza
Suite 750
Coral Gables, Florida 33134

Dear Sirs:

  We have acted as counsel for Ramsay Health Care, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4, as it may be amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with respect to 2,136,105 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of the Company to be issued by the Company in connection with the Merger (the "Merger") of RHCI Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of the Company, with and into Ramsay Managed Care, Inc., a Delaware corporation ("RMCI"), pursuant to the terms of the Agreement and Plan of Merger dated as of October 1, 1996, (the "Merger Agreement"), by and among the Company, Merger Sub and RMCI.

  In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that in our opinion that the Shares have been duly and validly authorized and, when issued in accordance with resolutions duly adopted by the board of directors of the Company and the terms of the Merger Agreement, will be duly and validly issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Haythe & Curley